Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	January 23, 2007

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE FOURTH QUARTER OF 2006

— Net Earnings for the Fourth Quarter of 2006 Totaled $22.8 Million, Up 49% over the Fourth Quarter of 2005—

— Fourth Quarter 2006 Organic Loan Growth of Nearly $84 Million—

— Nonaccrual Loans Declined to 0.51% of Total Loans—

— Fourth Quarter 2006 Net Interest Margin of 6.52%—

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the year ended December 31, 2006 of $76.0 million, or $3.21 per diluted share, compared to net earnings of $50.4 million, or $2.98 per diluted share, for 2005.  The increase is due to higher net interest income from acquisitions and organic loan growth tempered by an increased credit loss provision, loss on sale of securities and reorganization charges.  The after-tax effect of the loss on sale of securities and the reorganization costs was $2.4 million, or $0.10 per diluted share, for 2006.

Fourth quarter of 2006 net earnings were $22.8 million, or $0.82 per diluted share, compared to net earnings of $15.3 million, or $0.84 per diluted share, for the fourth quarter of 2005 and net earnings of $21.4 million, or $0.88 per diluted share, for the third quarter of 2006.  The increase in net earnings compared to the fourth quarter of 2005 and the third quarter of 2006 resulted primarily from higher net interest income due to acquisitions and organic loan growth, offset by the loss on sale of securities andhigher noninterest expense due to business growth and reorganization costs.  The after tax effect of the loss on sale of securities and the reorganization costs was $2.2 million, or $0.08 per diluted share, for the fourth quarter of 2006.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We acquired Community Bancorp in October 2006, which added $1.0 billion in assets, Foothill Independent Bancorp in May 2006, which added $897.9 million in assets, and Cedars Bank in January 2006, which added $488.9 million in assets.  In addition, we acquired First American Bank in August 2005 and Pacific Liberty Bank in October 2005, which together added $469.2 million in assets.

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2006 AND FISCAL 2006

	Fourth Quarter 2006		Fiscal 2006
Net earnings increase over 2005 period	48.9%		50.9%
Organic loan growth	$83.8	million	$259.3	million
Average loan yield	8.61%		8.61%
Average cost of deposits	1.33%		1.07%
Net interest margin	6.52%		6.67%
Average noninterest bearing deposits to average total deposits	43%		45%
Nonaccrual loans to total loans at period end	0.51%		0.51%

Matt Wagner, Chief Executive Officer, stated, “We had an eventful and successful year, completing three acquisitions, consolidating our subsidiaries and converting to a state-chartered bank.  We executed our core strategy of loan growth and maintaining a high volume of low-cost deposits, despite the challenges posed by acquisitions and the rising interest rate environment.  We are pleased to have generated nearly $260 million in organic loan growth, while at the same time maintaining a healthy net interest margin.  Additionally during 2006, we worked out problem loans from acquired portfolios, and reduced the ratio of nonaccrual loans to total loans to 0.51% at year end from 0.59% at the end of September.”

Mr. Wagner continued, “Our Pacific Western Bank subsidiary now has over $5.5 billion in assets with a footprint of 64 branches across the most attractive areas of Southern California.  We intend to build on our fourth quarter momentum in 2007 as we continue to focus on generating low-cost deposits and making quality loans.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Our net interest margin was 6.52% for the fourth quarter and only 8 basis points less than the third quarter net interest margin of 6.60%.  The compression is due to a combination of competitive pressures, the reliance on borrowings to fund loan growth and deposit flows, and the impact of adding Community Bancorp.  During the quarter we sold approximately $100 million in securities yielding 3.52% at a loss of approximately $1.3 million after-tax in an effort to reduce our reliance on borrowed funds and to improve net interest income.  We also retired $20.6 million of 9.71% subordinated debentures in December and elected to move $200 million in borrowings to longer terms to take advantage of the inverted yield curve in a continuing effort to maintain our net interest margin.”

Mr. Santoro continued, “A great deal of our effort since the beginning of the year has been devoted to integrating our acquisitions and realigning the acquired deposit bases within our

pricing structure.  The deposit realignment, along with competitive forces, resulted in deposit outflow.   We are focused on continuing to maintain a properly positioned balance sheet through our numerous ongoing initiatives, including deposit gathering, selected asset sales to reduce reliance on borrowed funds, and the ongoing share repurchase program.”

YEAR TO DATE RESULTS

In thousands, except per share data and	Year Ended December 31,
percentages	2006	2005	% Change

Net Earnings *	$75,998	$50,366	50.9%
Diluted Share Count	23,680.3	16,893.5	40.2%
Diluted Earnings Per Share *	$3.21	$2.98	7.7%
Return on Average Assets (ROA)	1.72%	1.68%	2.4%
Return on Average Equity (ROE)	9.13%	12.10%	(24.5)%
Net Interest Margin	6.67%	6.37%	4.7%
Efficiency Ratio	47.0%	50.1%	(6.2)%

* The year ended December 31, 2006, includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increases in net earnings, diluted earnings per share and ROA for the year ended December 31, 2006 compared to the same period in 2005 were driven by net interest margin expansion, increases in our average loans, and the effect of our acquisitions.  The loss on sale of securities and the reorganization costs reduced 2006 diluted earnings per share by $0.10.

FOURTH QUARTER RESULTS

In thousands, except per share data and percentages	Fourth Quarter 2006	Fourth Quarter 2005	% Change	Third Quarter 2006	% Change

Net Earnings	$22,769	$15,292	48.9%	$21,375	6.5%
Diluted Share Count	27,801.6	18,189.7	52.8%	24,407.6	13.9%
Diluted Earnings Per Share	$0.82	$0.84	(2.4)%	$0.88	(6.8)%
Return on Average Assets (ROA)	1.73%	1.87%	(7.5)%	1.87%	(7.5)%
Return on Average Equity (ROE)	8.32%	12.50%	(33.4)%	9.62%	(13.5)%
Net Interest Margin	6.52%	6.85%	(4.8)%	6.60%	(1.2)%
Efficiency Ratio	49.5%	48.2%	2.7%	45.5%	8.8%

The increase in net earnings for the fourth quarter of 2006 compared to the fourth quarter of 2005 and the third quarter of 2006 was driven by increased average loans. Average loans increased from a combination of organic growth and acquisitions.  The increase in the efficiency ratio percentage is due to a combination of net interest margin compression as well as $2.3 million in loss on sale of securities and $1.4 million in reorganization charges recorded in the fourth quarter of 2006; there were no such charges in the other quarters presented.  The loss on sale of securities and the reorganization costs reduced diluted earnings per share by $0.08 and increased the efficiency ratio 336 basis points.

BALANCE SHEET GROWTH

Loans, net of unearned income, increased $820.3 million, including $736.5 million acquired in the Community Bancorp acquisition, to $4.4 billion at December 31, 2006, from September 30, 2006.  Organic loan growth was centered in commercial real estate loans.  Deposits increased $663.9 million to $3.7 billion at December 31, 2006, from September 30, 2006; this increase was due to the Community Bancorp acquisition.  Demand deposits totaled $1.6 billion at December 31, 2006, and represented 43% of total deposits at that date.  Loan demand in excess of deposit growth was funded by borrowings from the Federal Home Loan Bank.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased $81.5 million, or 51%, to $242.0 million for the year ended December 31, 2006 compared to the same period of 2005.  Interest income increased $98.5 million due to the $1.2 billion increase in average loans for 2006 when compared to 2005.  In addition, increases in our prime lending rate and loan repricings in response to market interest rate changes caused our loan yield to increase to 8.61% for 2006 from 7.80% for 2005, and contributed $19.4 million to interest income.  Interest expense increased $36.7 million due to a combination of an increased reliance on Federal Home Loan Bank borrowings to fund loan growth and deposit flows and an increase in the cost of our funding sources.

Net interest income increased to $70.2 million for the fourth quarter of 2006 compared to $46.9 million for the same period of 2005 and $61.7 million for the third quarter of 2006. The increases compared to the fourth quarter of 2005 and the third quarter of 2006 were mainly a result of increased interest income from our loan growth offset by higher interest expense on funding sources.  Average earning assets increased $1.6 billion to $4.3 billion for the fourth quarter of 2006 when compared to the same period for 2005, due entirely to the increase in average loans.  Loan increases resulted from both acquisitions and organic growth. Average earning assets increased $561.4 million, including a $653.7 million increase in average loans, for the fourth quarter of 2006 when compared to the third quarter of 2006 due to organic growth and the impact of the Community Bancorp acquisition.  Our loan yield increased 2 basis points to 8.61% for the fourth quarter when compared to the third quarter.  Interest expense increased $13.8 million for the fourth quarter of 2006 compared to the fourth quarter of 2005 and increased $4.9 million compared to the third quarter of 2006.  These increases were due to acquisitions and an increase in our total funding sources as well as to the cost of such funds.

NET INTEREST MARGIN

Our net interest margin increased 30 basis points to 6.67% for the year ended December 31, 2006, from 6.37% for 2005.  The increase is primarily the result of higher average loan balances and loan yields.

Our net interest margin for the fourth quarter of 2006 was 6.52%, a decrease of 33 basis points when compared to the same period of 2005 and a decrease of 8 basis points when compared to the third quarter of 2006. Yields on average earning assets were 8.44% and 7.85% for the fourth quarters of 2006 and 2005, respectively, and 8.29% for the third quarter of 2006. The yield on average loans was 8.61% and 8.35% for the fourth quarters of 2006 and 2005, and 8.59% for the third quarter of 2006.  The decrease in the net interest margin in the fourth quarter of 2006 compared to the fourth quarter of 2005 and the third quarter of 2006 is due mainly to the deposit structures of the banks we acquired and increased funding costs.  The banks we acquired in 2005 and 2006 had greater concentrations of time deposits and lower net interest margins than we have experienced.  Our funding costs increased due to competitive pressure on deposit pricing and an increased reliance on Federal Home Loan Bank advances.

The average cost of deposits was 1.33% for the fourth quarter of 2006 compared to 0.58% for the fourth quarter of 2005 and 1.09% for the third quarter of 2006. The increased deposit cost in the fourth quarter of 2006 compared to the same period of 2005 and third quarter of 2006 resulted from a combination of the higher deposit costs of the banks we acquired and upward adjustments we made in rates offered on selected money market and time deposits in response to competition.  Our relatively low cost of deposits is driven by demand deposit balances which averaged 43% of average total deposits during the fourth quarter of 2006.  The overall cost of interest-bearing liabilities increased to 3.17% for the fourth quarter of 2006 compared to 1.77% for the same period of 2005 and 2.91% for the third quarter of 2006.  The increase over both the fourth quarter of 2005 and the third quarter of 2006 is due to a combination of increased deposit costs and increased average borrowings used to fund loan growth and deposit flows.

During the fourth quarter of 2006 we took steps to both improve and maintain our net interest margin.  We sold $101.8 million of securities yielding 3.52% and used the proceeds to reduce overnight borrowings, which were costing approximately 5.35%.  In December, we retired $20.6 million of subordinated debentures that had an annual cost of 9.71%.  Also during the fourth quarter, we extended the term on $200 million of Federal Home Loan Bank borrowings for up to 2 years at rates more favorable than overnight liquidity.  We are considering the potential sale of certain loans the proceeds of which would be used to repay borrowings.

NONINTEREST INCOME INCREASED

Noninterest income for the year ended December 31, 2006, totaled $16.5 million compared to $13.8 million for 2005.  Noninterest income for the fourth quarter of 2006 totaled $3.9 million compared to $3.4 million earned in the same period in 2005, and $4.7 million in the third quarter of 2006.  The full year and fourth quarter of 2006 included a loss on sale of securities of $2.3 million and a $642,000 gain related to unearned discount on the payoff of an acquired loan; there were no such items in the prior periods.  The increases in noninterest income categories result largely from increased service charges and fees for deposits, which are attributed to our acquisitions, and increases in fees for other services, such as letters of credit and foreign exchange.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the year ended December 31, 2006, totaled $121.5 million compared to $87.3 million for the same period in 2005.  The increase is due to a combination of acquisitions, business growth, and reorganization charges.  Our branch network has expanded through our acquisitions to 64 offices.

Noninterest expense for the fourth quarter of 2006 totaled $36.7 million compared to $24.3 million for the fourth quarter of 2005 and $30.1 million for the third quarter of 2006.  The increases compared to the fourth quarter of 2005 and the third quarter of 2006 relate mainly to higher compensation, reorganization costs, increased business activity, and the five acquisitions completed since August 2005.  The increase in compensation resulted from additional staff added through acquisitions, pay rate increases, increased benefits costs, and higher discretionary incentive compensation.

Occupancy costs increased due to additional office locations added by acquisitions and all other expenses increased due to the acquisitions.  The reorganization costs of $1.4 million represent severance costs associated with the Community Bancorp acquisition, the consolidation of branch offices, and other costs associated with Pacific Western Bank’s charter-conversion and merger with First National Bank.  We expect to consolidate our Escondido branch locations during the first quarter of 2007 and recognize a consolidation charge of approximately $800,000 when we cease to use the duplicate facility.

Other expense for the fourth quarter of 2005 included a $775,000 settlement on a legal matter; there was no similar charge in the fourth quarter of 2006.

Noninterest expense includes amortization of restricted and performance stock, which is included in compensation, and intangible asset amortization.  Restricted and performance stock amortization totaled $2.0 million for the fourth quarter of 2006 compared to $1.2 million for the fourth quarter of 2005 and $2.1 million for the third quarter of 2006.  The increase compared to the fourth quarter of 2005 resulted largely from additional awards made during each of the quarters of 2006.  Amortization expense for all restricted and performance stock awards is estimated to be $7.6 million for 2007.  Intangible asset amortization increased to $2.2 million for the fourth quarter of 2006; the increase related to the Community Bancorp acquisition.  Intangible asset amortization totaled $6.7 million for 2006 and is estimated to be $8.5 million for 2007.  The 2007 estimates of both restricted and performance stock award expense and intangible asset amortization are subject to change.

TAXES

The effective tax rate for 2006 was 40.4% compared to 41.1% for 2005.  The effective tax rate for the fourth quarter of 2006 was 39.1% compared to 41.3% for the same period in 2005 and 41.1% for the third quarter for 2006.  The lower effective tax rates for the 2006 periods result from tax credits on certain investments acquired in our 2006 acquisitions.

CREDIT QUALITY

We recorded $9.6 million in credit loss provision during 2006 and no provision during the fourth quarter of 2006.  The 2006 provision was based on our reserve methodology, which considers the level of classified, criticized, and nonaccrual loans as well as total loan volumes and market conditions.

Our nonaccrual loans increased $1.2 million to $22.1 million at December 31, 2006 compared to $20.9 million at September 30, 2006.  The increase includes the addition of

Community National Bank’s nonaccrual loans of $7.8 million and a net decrease of $6.6 million in nonaccrual loans previously reported at the end of the third quarter of 2006.  Our ratio of nonaccrual loans to total loans, including loans held for sale, decreased to 0.51% at December 31, 2006 from 0.59% at September 30, 2006.

At December 31, 2006, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.46% compared to 1.47% at September 30, 2006.   The allowance for total credit losses totaled $61.2 million at December 31, 2006 and $51.9 million at September 30, 2006.  Since loans held for sale are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet, no part of the allowance for credit losses is allocated to them.  The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

ACCOUNTING CHANGE

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  As permitted under formerly effective accounting rules, we did not consider estimated forfeitures of stock awards during periods prior to January 1, 2006, and recognized the effect of forfeitures as they occurred.  As required by SFAS 123R, we recognized the cumulative effect of estimated forfeitures for unvested restricted stock awards as of December 31, 2005, by increasing our first quarter of 2006 earnings by $242,000.  The after tax effect of this adjustment was to increase net earnings by $142,000, or less than $0.01 per diluted share.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at December 31, 2006.

ACQUISITION AND PLAN OF CONSOLIDATION

On October 26, 2006 we completed the acquisition of Community Bancorp Inc., the parent of Community National Bank, a 12-branch bank in San Diego and Riverside counties, and previously headquartered in Escondido, California.  Community Bancorp shareholders received approximately 4.7 million shares of First Community common stock, based on an exchange ratio of 0.735 of a share of First Community common stock for each share of Community Bancorp common stock.  Community Bancorp option holders received approximately $6.1 million in cash in lieu of First Community common stock.  Community National Bank was merged with and into First National Bank, a wholly-owned subsidiary of First Community.  Immediately following the Community Bancorp acquisition, and as previously announced, First National Bank merged with and into Pacific Western Bank.

STOCK REPURCHASE PROGRAM

On May 3, 2006, our Board of Directors authorized the repurchase of up to one million shares of First Community common stock.  During the fourth quarter of 2006, we repurchased 100,000 shares at an average price of $53.26 per share.  Future repurchases under the stock repurchase program may be limited or terminated at any time with or without prior notice.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.6 billion in assets as of December 31, 2006, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 64 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(In thousands, except share data)
Assets:
Cash and due from banks	$128,910	$100,662
Federal funds sold	22,000	4,600
Total cash and cash equivalents	150,910	105,262

Interest-bearing deposits in financial institutions	501	90

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	28,747	26,753
Securities available-for-sale	91,381	212,601
Total securities	120,128	239,354

Loans held for sale	173,319	—

Loans, net of unearned income	4,189,543	2,467,828
Allowance for loan losses	(52,908)	(27,303)
Net loans	4,136,635	2,440,525

Premises and equipment	37,102	19,063
Intangible assets	788,510	323,188
Cash surrender value of life insurance	67,512	56,207
Other assets	78,706	42,722
Total assets	$5,553,323	$3,226,411

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,571,361	$1,179,808
Interest-bearing deposits	2,114,372	1,225,553
Total deposits	3,685,733	2,405,361

Accrued interest payable and other liabilities	51,043	38,318
Borrowings	499,000	160,300
Subordinated debentures	149,219	121,654
Total liabilities	4,384,995	2,725,633

Shareholders’ Equity:
Common stock	1,000,202	400,868
Retained earnings	168,297	102,325
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(171)	(2,415)
Total shareholders’ equity	1,168,328	500,778
Total liabilities and shareholders’ equity	$5,553,323	$3,226,411

Shares outstanding (includes 750,014 shares and 405,831 shares at December 31, 2006 and 2005, underlying unvested stock awards)	29,635,957	18,346,566

Book value per share	$39.42	$27.30

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Year Ended December 31,
	12/31/06	9/30/06	12/31/05	2006	2005
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$89,064	$74,726	$51,120	$292,069	$174,202
Interest on federal funds sold	105	62	—	297	1,245
Interest on time deposits in other financial institutions	7	4	2,220	31	5
Interest on investment securities	1,716	2,730	379	9,200	7,900
Total interest income	90,892	77,522	53,719	301,597	183,352

Interest expense:
Interest expense on deposits	11,837	8,617	3,667	33,219	11,087
Interest expense on borrowings	5,649	4,238	849	15,168	3,350
Interest expense on subordinated debentures	3,184	2,922	2,345	11,253	8,480
Total interest expense	20,670	15,777	6,861	59,640	22,917
Net interest income before provision for credit losses	70,222	61,745	46,858	241,957	160,435
Provision for credit losses	—	—	—	9,600	1,420
Net interest income after provision for credit losses	70,222	61,745	46,858	232,357	159,015

Noninterest income:
Service charges on deposit accounts	2,878	2,412	1,511	8,835	6,367
Other commissions and fees	1,847	1,495	1,066	6,420	4,180
Gain on sale of loans	—	—	129	—	596
Loss on sale of securities, net	(2,332)	—	(45)	(2,332)	(45)
Increase in cash surrender value of life insurance	637	616	407	2,205	1,628
Other income	865	124	377	1,338	1,052
Total noninterest income	3,895	4,647	3,445	16,466	13,778

Noninterest expense:
Compensation	19,702	15,708	13,227	65,505	48,623
Occupancy	4,437	3,809	2,866	15,296	10,733
Furniture and equipment	1,219	1,073	740	4,034	2,730
Data processing	1,490	1,773	1,305	6,317	4,869
Other professional services	1,407	1,529	985	5,072	4,548
Business development	564	327	335	1,591	1,188
Communications	889	839	548	3,103	1,993
Insurance and assessments	441	716	426	2,121	1,715
Intangible asset amortization	2,171	1,791	1,066	6,688	3,607
Reorganization charges	1,415	—	—	1,822	—
Other	2,978	2,562	2,762	9,906	7,296
Total noninterest expense	36,713	30,127	24,260	121,455	87,302
Earnings before income taxes and effect of accounting change	37,404	36,265	26,043	127,368	85,491
Income taxes	14,635	14,890	10,751	51,512	35,125
Net earnings before cumulative effect of accounting change	22,769	21,375	$15,292	75,856	50,366
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	—	142	—
Net earnings	$22,769	$21,375	$15,292	$75,998	$50,366

Per share information
Number of shares (weighted average):
Basic	27,666.6	24,252.3	17,869.1	23,476.4	16,536.4
Diluted	27,801.6	24,407.6	18,189.7	23,680.3	16,893.5
Basic earnings per share:
Net earnings before accounting change	$0.82	$0.88	$0.86	$3.23	$3.05
Accounting change (1)	—	—	—	—	—
Basic earnings per share	$0.82	$0.88	$0.86	$3.23	$3.05
Diluted earnings per share:
Net earnings before accounting change	$0.82	$0.88	$0.84	$3.21	$2.98
Accounting change (1)	—	—	—	—	—
Diluted earnings per share	$0.82	$0.88	$0.84	$3.21	$2.98

(1) Less than $0.01 per diluted share for the year ended December 31, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Year Ended December 31 ,
	12/31/06	9/30/06	12/31/05	2006	2005
		(Dollars in thousands)

Average Assets:
Loans, net of unearned income	$4,105,125	$3,451,376	$2,430,146	$3,394,123	$2,231,975
Investment securities	158,763	254,608	246,720	228,031	248,471
Federal funds sold	7,930	4,731	38,414	6,491	39,117
Interest-bearing deposits in financial institutions	645	324	82	826	198
Average earning assets	4,272,463	3,711,039	2,715,362	3,629,471	2,519,761
Other assets	939,167	828,501	528,606	778,323	473,024
Average total assets	$5,211,630	$4,539,540	$3,243,968	$4,407,794	$2,992,785

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,529,817	$1,437,035	$1,173,666	$1,387,919	$1,072,071
Interest-bearing deposits	2,002,905	1,699,072	1,317,663	1,705,768	1,233,900
Average deposits	3,532,722	3,136,107	2,491,329	3,093,687	2,305,971
Subordinated debentures	150,544	130,603	121,654	132, 389	121,654
Other interest-bearing liabilities	430,742	322,482	94,755	303,251	105,722
Other liabilities	12,044	69,025	50,710	46,444	43,352
Average liabilities	4,126,052	3,658,217	2,758,448	3,575,771	2,576,699
Average equity	1,085,578	881,323	485,520	832,023	416,086
Average liabilities and shareholders’ equity	$5,211,630	$4,539,540	$3,243,968	$4,407,794	$2,992,785

Yield Analysis:
Average earning assets	$4,272,463	$3,711,039	$2,715,362	$3,629,471	$2,519,761
Yield	8.44%	8.29%	7.85%	8.31%	7.28%
Average interest-bearing deposits	$2,002,905	$1,699,072	$1,317,663	$1,705,768	$1,233,900
Cost	2.34%	2.01%	1.10%	1.95%	0.90%
Average deposits	$3,532,722	$3,136,107	$2,491,329	$3,093,687	$2,305,971
Cost	1.33%	1.09%	0.58%	1.07%	0.48%
Average interest-bearing liabilities	$2,584,191	$2,152,157	$1,534,072	$2,141,408	$1,461,276
Cost	3.17%	2.91%	1.77%	2.79%	1.57%
Average subordinated debentures	150,544	$130,603	121,654	132,389	121,654
Cost	8.39%	8.88%	7.65%	8.50%	6.97%
Average other interest-bearing liabilities	430,742	$322,482	94,755	303,251	105,722
Cost	5.20%	5.21%	3.55%	5.00%	3.17%
Average interest sensitive liabilities	$4,114,008	$3,589,192	$2,707,738	$3,529,327	$2,533,347
Cost	1.99%	1.74%	1.01%	1.69%	0.90%

Interest spread	5.27%	5.38%	6.08%	5.52%	5.71%
Net interest margin	6.52%	6.60%	6.85%	6.67%	6.37%

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	12/31/06 *	9/30/06	6/30/06	3/31/06	12/31/05
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$836,665	$705,546	$716,418	$672,211	$639,393
Real estate–construction	939,463	755,813	763,861	683,180	570,080
Commercial real estate–mortgage	2,463,481	1,952,547	1,812,484	1,321,657	1,117,030
Consumer	45,984	46,910	54,455	49,958	47,221
Foreign:
Commercial	83,359	88,826	95,692	98,152	94,930
Other	6,778	6,656	7,182	7,728	8,320
Total gross loans, including loans held for sale	$4,375,730	$3,556,298	$3,450,092	$2,832,886	$2,476,974

* Commercial and commercial real estate-mortgage categories include loans held for sale of $83.8 million and $89.5 million.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES AND NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES  (Unaudited)

	At December 31,
	2006	2005
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$52,908	$27,303
Reserve for unfunded loan commitments	8,271	5,668
Allowance for credit losses	$61,179	$32,971

NONPERFORMING ASSETS:
Nonaccrual loans	$22,095	$8,422
Other real estate owned	—	—
Total nonperforming assets	$22,095	$8,422

Allowance for loan losses to loans, net of unearned income	1.26%	1.11%
Allowance for credit losses to loans, net of unearned income	1.46%	1.34%
Allowance for loan losses to nonaccrual loans	239.5%	324.2%
Allowance for credit losses to nonaccrual loans	276.9%	391.5%
Allowance for loan losses to nonperforming assets	239.5%	324.2%
Allowance for credit losses to nonperforming assets	276.9%	391.5%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.51%	0.34%
Nonaccrual loans to total loans, including loans held for sale	0.51%	0.34%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT(unaudited)

	As of or for the:
	Quarter Ended December 31,	Year Ended December 31,
	2006	2006	2005
	(Dollars in thousands)
Balance at beginning of period	$51,918	$32,971	$29,507
Loans charged-off:
Commercial	(377)	(1,083)	(1,646)
Real estate – construction	—	(144)	—
Real estate – mortgage	—	—	(100)
Consumer	(111)	(189)	(180)
Foreign	(568)	(1,691)	(1,592)
Total loans charged-off	(1,056)	(3,107)	(3,518)

Recoveries on loans charged-off:
Commercial	148	1,361	2,106
Real estate – construction	—	—	—
Real estate – mortgage	—	—	11
Consumer	31	171	241
Foreign	173	187	2
Total recoveries on loans charged-off	352	1,719	2,360
Net charge-offs	(704)	(1,388)	(1,158)
Provision for credit losses	—	9,600	1,420
Additions due to acquisitions	9,965	19,996	3,202
Balance at end of period	$61,179	$61,179	$32,971

Annualized net charge-offs to average loans	0.07%	0.04%	0.05%